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                                                                    Exhibit 10.2

                         [Digital Insight Letterhead]

April 17, 2001


Via U.S. Mail and Electronic Mail
Melvin Takata
855 Paseo Del Robledo
Thousand Oaks, CA   91360

Dear Mel:

We are pleased to offer you the position with Digital Insight Corporation (the "Company" or "Digital Insight") of Senior Vice President and Chief Technology Officer, commencing today, provided that we will not require your physical presence in our office until a mutually agreed upon date no later than May 30, 2001. We will work with you to resolve any transition issues relating to your current employer, within the parameters as previously discussed. In this capacity you will report to me as President and Chief Operating Officer. You will be classified as an exempt, full time employee and receive an annual salary of $200,000, which will be paid in accordance with the Company's normal pay procedures. Additionally, you will be eligible to participate in the Company's executive incentive program with targeted bonus compensation equal to 50% of your annual salary. As further recognition of your value to us, your plan participation will not be prorated for 2001. The amount of the bonus award is subject to the sole discretion of the Company Board of Directors, based upon
performance targets for the Company.   You will also be granted a sign on bonus
of $25,000.

Subject to board approval, you will be granted two stock options to purchase a total of 175,000 shares of Digital Insight Common Stock. The first option will entitle you to purchase 50,000 shares at an exercise price of $7.75 per share-- yesterday's Nasdaq closing price of our Common Stock. The second option, which is subject to stockholder approval of our Stock Plan amendment at the next annual meeting, will entitled you to purchase 125,000 shares. The exercise price for the second option grant will be equal to the Nasdaq closing price of our stock on the trading day immediately preceding the date of the stockholder approval of our Stock Plan amendment. The shares underlying these options will vest over a 48-month period with 25% vesting 12 months after your date of hire and 1/48th of the total grant vesting monthly thereafter. These stock options are subject to the terms and conditions of our stock option plan and will be documented separately by our standard stock option agreements. In the event of a "Change in Control" of the Company, 50% of the remaining unvested shares underlying your options as of that date will be immediately vested. As used in this offer, a "Change in Control" shall mean any of the following transactions to which the Company is a party:

     (i) a merger or consolidation in which the Company is not the surviving entity, except for (A) a transaction the principal purpose of which is to change the state of the Company's incorporation, or (B) a transaction in which the Company's stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

     (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company's stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transfer representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

     (iii) any reverse merger in which the Company is the surviving entity but in which the Company's stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction. Notwithstanding the foregoing, in the event the acceleration of the vesting of your option upon a Change in Control would prevent and acquisition from being treated as a "pooling-of-interests" for financial accounting purposes by the surviving

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           entity, and such treatment is a condition to the acquisition, the foregoing benefits will be equitably adjusted to the extent necessary to effectuate such pooling-of-interests treatment.

You will be eligible to receive company benefits enjoyed by all Digital Insight employees in accordance with the eligibility terms and conditions of these programs. As an executive officer of the Company you will be exempt from the normal limits on paid time off that are defined in the Employee Handbook, and the Company will not accrue paid time off for you. It is expected that you will take paid time off as needed and at your discretion, subject only to the approval of the President/Chief Operation Officer. Participation in the Company's AXIS.ABLE Flex Benefits program will be effective as of your date of hire. These programs will be reviewed with you in detail during your new hire orientation.

As a condition of your employment with Digital Insight, you will be required to sign an employee Nondisclosure Agreement which requires, among other provisions, the assignment of all intellectual property and patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. As an employee of the Company, you will also be expected to abide by other Company rules, regulations and policies and acknowledge in writing that you have read the Company's Employee Handbook (once it has been made available to you). Employment is also conditioned upon satisfactory results on a background investigation.

For purposes of federal immigration law, you will be required to provide proof of eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

For clarification and the protection of both you and the Company, this letter represents the sole agreement between you and Digital Insight. It constitutes and expresses the entire agreement regarding your employment. Any previous promises, representations or understanding relative to any terms and conditions are not to be considered as part of this offer unless expressed here in writing. It is understood that employment is at the mutual consent of the employee and the Company. Accordingly, either the employee or the company can terminate the employment relationship at will, at any time, with or without cause or advance notice, and without further obligation.

To accept this offer, please sign this letter below and return it to me via fax at (818) 871-2939.

As you know Digital Insight is a growing company with a bright future. I am delighted to extend this offer to you, and look forward to working with you at Digital Insight.


Best regards,                            Acceptance:


/s/ Dale R. Walker                       /s/ Mel Takata
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Dale Walker
President and Chief Operating Officer    Date: 4/17/01
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